EXHIBIT 10.2

Tycore Ventures Inc.
1802 North Carson Street, Suite 108
Carson City, Nevada 89701

November 19, 2009

Bob Hart
President
Tycore Ventures Inc.
1802 North Carson Street, Suite 108
Carson City, Nevada 89701

This letter agreement, dated November 19, 2009, memorializes the terms and conditions of that certain agreement of compensation by and between Bob Hart (“Hart”) and Tycore Ventures Inc., a Nevada corporation (the “Company”).

1.  Compensation.  The Company agrees to pay Hart, for a term of two (2) years, $1,000 per month, on the last day of each month, as consideration for Hart serving and performing his duties as a non-employee President of the Company.  Hart shall have such executive responsibilities and duties as are assigned by the Board of Directors of the Company and are consistent with the position of President.  Hart shall assign his right to such compensation of $1,000 per month to the Company, until such time as the Company closes on an equity or debt financing of not less than $100,000.

2.  Acknowledgement.  The Company and Hart acknowledge that between September 25, 2007 and November 18, 2009, the Company and Hart had and performed on an oral agreement pursuant to which (i) the Company was obligated to pay Mr. Hart $1,000 per month as consideration for Hart serving and performing his duties as a non-employee President of the Company, and (ii) Mr. Hart assigned the right to receive all such compensation payable between September 25, 2007 and November 18, 2009, back to the Company.

3.  Assignment.  This letter agreement may not be assigned unless the Company and Hart consent in writing to such assignment.

Very truly yours,

TYCORE VENTURES, INC.

By:  ___________________________________
Name:  Bob Hart
Title:  President

Agreed and Accepted this 19th day of November:

By:  ___________________________________
        Name:  Bob Hart (individually)